Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated September 30, 2013, (which includes an explanatory paragraph relating to ZBB Energy Corporation's ability to continue as a going concern) relating to the consolidated financial statements of ZBB Energy Corporation and subsidiaries, which report appears in ZBB Energy Corporation’s Annual Report on Form 10-K/A for the year ended June 30, 2013.

We also consent to the reference to us under the caption “Experts” in this Prospectus.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Milwaukee, Wisconsin

March 20, 2014